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                                                                      EXHIBIT 99

                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

In passing the Private Securities Litigation Reform Act of 1995, Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. PharMerica, Inc. intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain because they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of PharMerica. We undertake no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements to reflect future developments. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         We are providing the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is an exhibit and also include the following:


                                  RISK FACTORS

IF WE FAIL TO COMPLETE OUR PENDING MERGER TRANSACTION WITH BERGEN BRUNSWIG CORPORATION, OUR STOCK PRICE COULD BE ADVERSELY AFFECTED.

         We are preparing to close our pending merger transaction with Bergen Brunswig Corporation, pursuant to which each outstanding share of our common stock will be exchanged for 0.275 shares of Bergen common stock and we will become a wholly owned subsidiary of Bergen. There are numerous conditions to closing the Bergen



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transaction that have to be satisfied, including obtaining the approval of our stockholders and the approval of Bergen's stockholders. In the event that we are unable to close the Bergen transaction, there may be adverse consequences to us, including a decrease in our stock price.

OUR SIGNIFICANT LEVERAGE MAY IMPAIR OUR ABILITY TO OBTAIN NEEDED CAPITAL RESOURCES.

         We have had and will continue to have a substantial amount of indebtedness and significant debt service obligations. As of December 31, 1998, we had approximately $591.5 million of long-term debt. Our long-term strategy and working capital needs require substantial capital resources. However, our present ratio of debt to total capitalization may make it difficult for us to obtain additional capital resources on acceptable terms. In addition, we would be unable to obtain additional borrowings under our existing credit facility if we fail to maintain certain required financial ratios. As of December 31, 1998 we were in compliance with all of such ratios. However, adverse changes in our operating results could cause us to fail to meet these ratios which, in turn, could prevent us from obtaining needed capital resources under our credit facility. Factors that could adversely affect our operating results and, therefore, our ability to obtain funds under our credit facility or from other financing sources include:

         - the ability to integrate successfully our previously completed acquisitions;

         -   pricing pressure on our goods and services;

         -   the loss of certain key customers;

         -   the regulatory and reimbursement environment in which we operate;
             and

         -   prevailing economic conditions.

In addition, adverse changes in our operating results, cash flow and available capital resources could result in our inability to satisfy our debt service obligations.

THE LOSS OF BUSINESS FROM CERTAIN KEY CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS.

         Revenues from Beverly Enterprises, Inc. ("Beverly") and Integrated Health Services ("IHS") facilities and their residents accounted for approximately 24% of our revenues for the year ended December 31, 1998. We have agreements with Beverly and IHS pursuant to which we provide pharmacy services and products and ancillary services and products to Beverly's and IHS's long-term care facilities and their residents. These agreements contain certain provisions allowing for pricing adjustments and termination under certain circumstances. Accordingly, the pricing under such agreements may be adjusted or all or part of such agreements may be terminated at some future date. We are presently in discussions with IHS regarding possible pricing changes or service reductions under our agreement with IHS. Any material loss of revenues or business from Beverly or IHS could have a material adverse impact on our results of operations



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and financial condition.

IF WE DO NOT SUCCESSFULLY INTEGRATE PREVIOUSLY ACQUIRED BUSINESSES, WE MAY BE ADVERSELY AFFECTED.

         We have experienced rapid growth since 1995 principally from acquisitions and we may acquire additional businesses in the future. Our failure to integrate successfully the operations of past or any future acquired businesses could have an adverse impact on our results of operations and financial condition. Obstacles to successful integration of acquired businesses include:

         -   retaining and integrating key personnel of acquired companies;

         - consolidating pharmacies without affecting quality of service and without losing a material amount of customer relationships; and

         -   achieving operating efficiencies.

WE DEPEND ON REIMBURSEMENT FROM THIRD-PARTY PAYORS WHO ARE UNDER SIGNIFICANT PRESSURE TO REDUCE COSTS, INCLUDING COSTS OF OBTAINING PRODUCTS AND SERVICES FROM US.

         We derive a majority of our revenues from government-sponsored reimbursement programs that are under significant pressure to reduce costs. In addition, non-governmental payors continuously seek to reduce costs by lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of services, and negotiating reduced or fixed contract pricing. These cost reduction efforts place pressure on the pricing of our products and services which, in turn, could adversely affect our results of operations and financial condition. In addition, changes in reimbursement policies requiring payment on a pre-negotiated basis based on specific rates for certain medical conditions, or on a capitated basis, could require us to operate with fixed revenue streams but variable costs and uncertain utilization levels. Under this type of payment system, our profitability could be adversely affected if our costs turn out to be greater than we anticipated or if utilization of our services is higher than we anticipated at the time we negotiated the fixed revenue streams. Reimbursement rates for non-governmental payor sources are generally higher than reimbursement rates from government-sponsored payor programs. Therefore, changes in the mix of residents among Medicare, Medicaid and private pay sources may adversely affect our revenues and profitability.

CHANGES IN MEDICARE REIMBURSEMENT METHODS MAY ENCOURAGE OUR SKILLED NURSING FACILITY CUSTOMERS TO SEEK LOWER PRICES FROM US.

         In July 1998, the three-year phase-in implementation of the prospective payment system ("PPS") began for skilled nursing facilities that provide care to patients eligible for coverage under Medicare Part A insurance. Under PPS, our skilled nursing facility customers receive a fixed per diem rate to cover the costs of all goods and services



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provided to Medicare Part A patients, including the costs of pharmaceuticals and other goods and services provided by us that were previously reimbursed separately under Medicare. While we will continue to bill facilities on a negotiated fee schedule, the costs of pharmaceuticals and other goods and services obtained from us are now a direct cost to the facility, rather than a pass-through cost. Therefore, our nursing facility customers now have an increased incentive to negotiate with us to minimize the costs of providing goods and services to patients covered under Medicare Part A. This will place additional pressure on our pricing which, in turn, may adversely affect on our results of and financial condition.

OPERATING IN THE HEALTH CARE INDUSTRY IS RISKY DUE TO THE UNCERTAIN IMPACTS OF VARIOUS GOVERNMENT-SPONSORED AND MARKET-DRIVEN INDUSTRY REFORMS.

         The adoption of certain health care reform proposals could adversely effect our results of operations and financial condition. The health care industry is subject to changing political, economic and regulatory influences that may affect the institutional pharmacy industry in which we operate. In recent years, several comprehensive national health care reform proposals were introduced in the United States Congress. While none of the proposals were adopted, health care reform continues to be addressed at the state level. Several states are considering health care reforms through Medicaid managed care projects. Such projects could change the Medicaid reimbursement system in a manner that would adversely affect our Medicaid reimbursement levels. We cannot predict which, if any, federal or state reform proposals will be adopted, when they may be adopted or what their impact on our operations would be if adopted.

THE SHIFT TOWARD MANAGED CARE REIMBURSEMENT METHODS MAY PLACE ADDITIONAL PRICING PRESSURE ON OUR PRODUCTS AND SERVICES AND MAY ADVERSELY AFFECT OUR PROFITABILITY.

         As managed care assumes an increasing role in the health care industry, our future success will depend, in part, on obtaining and retaining managed care contracts. Competition for such contracts is intense and, in most cases, will require us to compete based on:

         -   the breadth of services offered;

         -   pricing;

         -   the ability to track and report patient outcomes and cost data; and

         -   the provision of value-added pharmacy consulting services.

Reimbursement rates under managed care contracts typically are lower than those paid by other private payors. In addition, reimbursement rates under managed care contracts are often based on pre-negotiated fixed or capitated prices that will require us accurately to predict costs, utilization and outcomes in order to operate profitably. Our results of



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operations and financial condition could be adversely affected if we are unable to obtain or retain managed care contracts or if we are unable to operate profitably under the managed care contracts that we do obtain.

THE INDUSTRY IN WHICH WE OPERATE IS HIGHLY COMPETITIVE.

         The long-term care pharmacy markets in which we operate are fragmented and highly competitive. Competition for each long-term care facility customer is generally on a local basis and comes from both small to mid-size local operators and regional and national operators. Competitors include retail pharmacies, captive institutional pharmacies owned by long-term care providers and other independent institutional pharmacy companies. We believe that the primary competitive factors in our industry are:

         -   quality and range of services offered;

         -   prices;

         -   reputation with referral sources;

         -   ease of doing business with providers; and

         - ability to develop and maintain relationships with referral sources.

Some of our present and potential competitors, including retail pharmacies, captive pharmacies and pharmaceutical distributors, are or may become larger than us and have or may obtain greater financial and marketing resources than we have. In addition, there are relatively few barriers to entry in the local markets we serve and we may encounter substantial competition from new local market entrants. Competition in our home delivery pharmacy business comes primarily from local retail pharmacies and local medical equipment supply companies. An important competitive factor in this business is the effectiveness of our managed care and cost containment services.

OUR INDUSTRY IS HEAVILY REGULATED AND WE ARE SUBJECT TO PERIODIC INSPECTIONS AND AUDITS BY GOVERNMENTAL AUTHORITIES AND THEIR AGENTS.

         Our business is subject to extensive federal, state and local regulation. Federal laws governing our activities include regulations regarding the repackaging, storing and dispensing of drugs, Medicare reimbursement, and certain financial relationships with physicians and other health care providers. State laws governing our activities include regulations regarding Medicaid reimbursement, workers' compensation, professional training, pharmacy licensure, payments in exchange for patient referrals and the dispensing and storage of pharmaceuticals. From time to time we become subject to inspections, audits, investigations or requests for information by governmental authorities or their agents regarding our compliance with applicable laws and regulations. For example, we are currently involved in a federal investigation concerning one of our


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nursing home customers and one of our pharmacies in Texas. We are not presently able to predict the outcome of this investigation, but we believe that it will not have a material adverse impact on our business as a whole. In addition, many of our employees, such as our pharmacists, must maintain certain licenses in order to provide services. Our long-term care facility customers are also subject to federal and state regulations and licensing requirements. The failure by these customers to comply with such regulations or to maintain required licenses could result in the loss of our ability to provide pharmacy services to their residents.

         Existing laws and regulations are subject to change from time to time. Compliance with any new or changed laws and regulations may require us to incur unanticipated expenses which could adversely affect our results of operations or financial condition. Failure to comply with existing or future laws or regulations could subject us to fines or other penalties, including exclusion from government-sponsored reimbursement programs such as Medicare and Medicaid. In addition, any restrictions on pharmaceutical suppliers' marketing programs, including the payment of incentives to dispense one particular product rather than another or volume discounts, could adversely affect our supply costs and our profitability. The practice of giving rebates in the pharmaceutical industry is common; however, it is currently under scrutiny and could be determined to violate law. Such a result could have a material adverse effect on our results of operations and financial condition.

IF INFORMATION OR OTHER SYSTEMS ON WHICH WE RELY EXPERIENCE DIFFICULTIES DUE TO YEAR 2000 COMPLIANCE PROBLEMS, OUR BUSINESS AND FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

         We have an active Year 2000 program designed to assure that our company has addressed its hardware and software needs and has remedied any Year 2000 compliance issues. Given the complexity of this issue, we cannot assure you that our systems or the system of our vendors, customers, payors or other third parties will not encounter difficulties as we approach or when we reach the Year 2000.






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